Exhibit 99.1


LINCOLN LIFE LICENSES NEW YORK SUBSIDIARY
AND CLOSES ON ACQUISITION OF UNUM'S 403(B) BUSINESS.

    Fort Wayne, Ind., Oct. 1, 1996 -- The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York announced today they have closed on the transaction to acquire the group tax-sheltered annuity business from UNUM Life Insurance Company of America and First UNUM Life Insurance Company of New York, affiliates of UNUM Corporation.
   	The acquisition involves 1,700 group contracts with assets under manage-ment of approximately $3.3 billion. The purchase price was approximately
$71 million.
   	Lincoln Life has established a subsidiary licensed to handle New York business. Lincoln Life and Annuity of New York, located in Syracuse, will begin operating with approximately $700 million in tax-sheltered annuity business written by UNUM America and First UNUM in New York state. Beginning in 1997 the new company expects to sell other financial services products.
  	 "The acquisition of UNUM's tax-sheltered annuities underscores Lincoln Life's commitment to remain as one of the nation's leaders in the annuity business," said Jon Boscia, president of Lincoln Life. Boscia said locating a company in New York will also allow Lincoln National to facilitate the sale of life, annuity and pension policies there.
   	Approximately 215 former UNUM employees -- many of whom supported the group tax-sheltered annuity business in UNUM's Portland, Maine, headquarters or in field locations -- have been hired by Lincoln Life or Lincoln Life & Annuity to administer the block of business from the Portland offices.
Lincoln Life has said it intends to maintain a presence in Portland for at least a year following the transaction's closing and at related field loca-tions for at least six months after closing.
   	Boscia said that with the completion of the transaction, Lincoln Life and its subsidiaries now have tax-qualified annuity assets under management exceeding $21 billion and total annuity assets under management exceeding
$36 billion.
   	UNUM America announced its intention last fall to withdraw from the tax-sheltered annuity business. Tax-sheltered annuities are a tax-deferred retirement plan available to employees of institutions which are tax-exempt under Section 501(c) (3) of the Internal Revenue Code and certain educational institutions.
   	"The execution of the sale within such an aggressive timeframe has only been possible because of the hard work of the many people involved, characterized by a spirit of cooperation between two organizations focused on serving the customer. With the completion of this transaction, UNUM is able to sharpen its focus on core disability and special risk businesses-- markets where we have or are building leadership positions -- and make the very best use of capital and other resources," said James F. Orr III, chairman and chief executive officer of UNUM Corporation.
   	Lincoln Life is a U.S. leader in writing individual annuity business and is the nation's 11th largest life insurance company. It is an affiliate of Lincoln National Corporation (NYSE: LNC), which owns and operates financial services businesses. LNC, with headquarters in Fort Wayne, has assets of $66 billion and revenues of $6.6 billion.
   	UNUM Life Insurance Company of America is an affiliate of the Portland-Maine based UNUM Corporation (NYSE: UNM), North America's leading provider of disability insurance products and services, and a leading provider of employee benefits and long-term care insurance. At the end of the second quarter, UNUM's market capitalization was $4.6 billion and book value was $31.29 per share.

For further information:

Media:
Bob Jones
Lincoln National Corporation
219/455-3208

Diane Cantello
UNUM Corporation
207/770-4356

Analysts:
Daniel W. Weber
Lincoln National Corporation
219/455-2336

Kent W. Mohnkern
UNUM Corporation
207/770-4392